Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp. or:	Investor Relations:
	Greenfield Pitts	Robert Maffei
	Chief Financial Officer	Investor Relations Manager
	(212) 897-5441	(973) 428-2098

Brainerd Communicators
Denise Roche
(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667
Monday, May 11, 2009
EMERSON RADIO CORP. ACQUIRES ASSETS OF CONSUMER ELECTRONICS BRAND ÖLEVIA
New York – May 11, 2009 – Emerson Radio Corp. (NYSE Alternext US, LLC: MSN) today announced that it has acquired the Ölevia trademarks, licensing rights and intellectual property related to the brand from Syntax- Brillian Corp., which is currently operating under Chapter 11 of the U.S. Bankruptcy Code. The Company will assume the Ölevia intellectual property assets free of any liabilities.
The Ölevia brand is primarily known for its value line of high-definition, large format LCD televisions which were sold through mass merchant and regional retailers in key global markets including the U.S and Asia. In 2007 sales of Ölevia branded TV’s reached $657 million globally and the brand ranked sixth in terms of market share in the U.S., according to The NPD Group. In 2008 sales in North America grew by approximately 16%.
“Emerson has built a reputation for delivering quality products at attractive price points and the addition of the Ölevia brand, which is synonymous with value priced consumer electronics, is a natural fit to our brand portfolio,” said Greenfield Pitts, Executive Vice President and Chief Financial Officer of Emerson Radio. “We expect to leverage our expertise, and long-standing relationships, and solid distribution network in the consumer electronics market to extend the Ölevia name to a variety of consumer products areas through our distribution network and strategic licensing agreements internationally and in the United States.”

About Emerson Radio Corp.
Emerson Radio Corporation (NYSE Alternext US, LLC: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, a variety of consumer electronics and home appliances including microwaves and wine coolers, clock radios, full lines of televisions and other video products, and audio and home theater products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.